UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 20, 2001

Hyaton Organics Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27853
(Commission File Number)

86-0913555
(IRS Employer Identification No.)

414 Viewcrest Road, Kelowna, British Columbia, Canada V1W 4J8
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (250) 764-8118

Item 9. Regulation FD Disclosure

On July 11, 2001, Hyaton Organics Inc. ("Hyaton") entered into an Offer to Purchase Agreement with Solar Energy Limited ("XSEL") to acquire 100% of the issued and outstanding shares of Sunspring Inc., a Nevada company currently controlled by XSEL. Initial due diligence by Hyaton revealed that the significant range of solar science technology developed by XSEL was far too interwoven to be separated by end product. In Hyaton's opinion, XSEL controls a remarkable new energy capability where solar power, in tandem with existing production and mechanical systems, can revolutionize the production of water, fuel and energy.

As a result of its findings, Hyaton expanded its negotiations with XSEL and has successfully concluded an interim agreement to acquire not only 100% of Sunspring with its portfolio of unique water desalination technology, but in addition; 100% of Renewable Energy Corp ("RECO"), another XSEL subsidiary, with proprietary solar technology applicable to energy and automotive fuel production.

Under the terms of the Second Amending Agreement dated September 4, 2001 pertaining to Sunspring, and the Offer to Purchase dated September 6, 2001 pertaining to RECO as announced September 20, 2001, Hyaton is to acquire 100% of the shares of the two private companies, Sunspring and RECO, from XSEL. In consideration, Hyaton has agreed to issue 2,000,000 of its common shares and US$8 million dollars of special Hyaton preference shares for each of Sunspring and RECO. The Hyaton preference shares will have certain voting rights; bear interest at 6% with interest payable quarterly only from cash flow generated by Sunspring or RECO, and are convertible to Hyaton common shares at the vendor's option after 12 months from final closing. The price is to be the average ten day trading price of the common shares prior to written confirmation of conversion, at a minimum floor of $2.00 per share and a ceiling price of $4.00 per share. The directors will determine the rights and restrictions of those preference shares.

Additionally, should at the end of 12 months, either Sunspring or RECO technology prove to be incapable of commercialization, Hyaton has the right to return ownership of the company in question and cancel the applicable preference shares issued. In the event Hyaton fails to, directly or indirectly, fund an acceptable commercialization program for Sunspring and/or RECO, then XSEL reserves the right to return the appropriate preference shares in return for repossession of the applicable company or technology.

RECO, a private company incorporated in the State of New Mexico, with its head office and laboratories located in Los Alamos, New Mexico, is headed by Dr. Reed Jensen, a longstanding pioneer in the field of light driven chemistry. Dr. Jensen pioneered the companion area of very high power lasers to be applied to laser driven nuclear fusion and/or laser driven chemistry. He was the first to use electron beams to ignite giant pulse, explosion driven chemical lasers for ultrahigh energies. He holds 10 US patents, has authored over 40 archival publications and managed during his tenure at the Los Alamos National Laboratory, over 1000 scientists and technicians.

RECO, under Dr. Jensen, recently completed the construction and successful testing of a proof of theory prototype that performed the task of recycling CO2 to fuel using focused ultraviolet and visible light from the sun. RECO anticipates that it can produce automotive fuels using only solar energy and carbon dioxide from the atmosphere, with commercial electricity as a by-product. In addition, RECO has developed three solar driven methods for the environmentally friendly production of hydrogen, utilizing atmospheric or industrially produced CO2 or coal.

Sunspring is a Nevada company that was formed specifically to produce bulk potable water, pristine enough for human consumption, yet inexpensive enough for agricultural purposes, by using solar energy to convert sea or brackish water into potable water.

The Sunspring development has been led by Dr. Melvin Prueitt, who also serves as the Chairman for XSEL. Dr. Prueitt is well known worldwide for his work at the Los Alamos National Laboratory on Convection Towers that are designed to clean smog from the atmosphere while generating electric power. Dr. Prueitt was the first to determine the temperature of lightning strikes. He developed and patented concepts for high magnetic fields with minimal forces on the conductors and electrical conductor geometries for high magnetic energy storage with low magnetic field pollution. Furthermore, he is recognized as a pioneer in the field of computer graphics. He holds 15 patents and has three patents pending. He is the author of three books and 32 published articles.

Sunspring's assets consist of its intellectual property rights and certain patents or patents-pending and exclusive global licenses to use patented concepts designed by XSEL. The assets also include existing proof-of-theory prototypes and equipment, parts, supplies located at Sunspring's office/lab in Los Alamos, New Mexico.

Sunspring's patent pending process, called "H20 NOW", minimizes the cost of energy using solar collectors attached to a transducer to collect and store the solar energy used to power a reverse osmosis system. The system has been designed so that it can use its own patent-pending solar collector or other widely available off-the-shelf solar collectors, depending on the particular circumstances.

Completion of both of the acquisitions is subject to approval by the directors, and if necessary, the shareholders of each of Hyaton and XSEL. On closing of the acquisition, XSEL Energy will have the right to nominate 2 of 6 directors to our board of directors. The acquisition is also subject to the preparation and execution of definitive acquisition agreements. At the closing of the acquisition, Hyaton is to provide $350,000 in initial working capital for use in the development of Sunspring's and RECO's patent-pending technologies under a business plan to be agreed upon by Hyaton. Additional working capital as required under the business plan becomes Hyaton's responsibility.

Exhibits

10.1 Amendment Agreement dated September 4, 2001 between Solar Energy Limited and Hyaton Organics Inc.

10.2 Offer to Purchase Agreement dated September 6, 2001 between Solar Energy Limited and Hyaton Organics Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hyaton Organics Inc.

Date: September 20, 2001

/s/ Andrew Schwab
Andrew Schwab, President